Exhibit 10.26

December 18, 2012

David J. Adams

11720 S. Sheridan Rd

Bixby, OK 74008

Dear David,

The purpose of this letter is to confirm our agreement regarding your separation from service as Chief Executive Officer of Samson Resources Corporation and Samson Investment Company, including their subsidiaries (collectively, the “Company”), announced December 11, 2012 (the “Termination Date”). You will be allowed to continue, and agree to continue, any necessary wind-down, transfers or other work you deem necessary after the Termination Date through December 31, 2012. You will continue to receive the same compensation and benefits that you have been or are currently receiving from the date of this letter through December 31, 2012.

With respect to that certain Change of Control Agreement between you and the Company dated November 30, 2011 (the “COC Agreement”), notwithstanding anything in the COC Agreement to the contrary, on the Termination Date, but conditioned upon and subject to (i) your compliance with the terms of this letter, (ii) your continued compliance with the restrictive covenant and other obligations set forth in Section V of the COC Agreement, and (iii) your satisfaction of the Release Requirements set forth in Section IV.10(a) of the COC Agreement (including, without limitation, your execution of an effective release of claims against the Company substantially in the form attached thereto as Appendix A (the “Release”)), you will be deemed to have become subject to a Severance and will be entitled to receive the payments and benefits contemplated by the COC Agreement, including, without limitation, Section III of the COC Agreement. For the avoidance of doubt, the COC Agreement shall be deemed amended as provided in this letter to the extent applicable.

Unless otherwise set forth herein, capitalized terms used in the paragraph immediately above shall have the meaning set forth in the COC Agreement; provided, however, that any references to “Severance Date” in the COC Agreement will be deemed to refer to the Termination Date. The provisions of Sections V, VI and IX (other than Section IX.1) of the COC Agreement as they currently exist will continue to apply; with respect to Section IX.5, all references to the “Agreement” therein are hereby deemed to refer to the COC Agreement to the extent it has been amended by this letter.

As it relates to the Company’s 2011 Stock Incentive Plan (the “Plan”) and related agreements, inclusive of your Management Stockholder’s Agreement dated April 16, 2012 (the “Management Stockholder’s Agreement”) and your Option Award Agreement dated April 16, 2012 (the “Option Award Agreement”), your separation from service with the Company shall be deemed for Good Reason as provided in the Plan and related agreements. Notwithstanding anything in the Plan, the Management Stockholder’s Agreement, the Option Award Agreement or related agreements to the contrary, (i) the Company agrees to Call 400,000 shares of your Stock and issue a Repurchase Notice in respect thereof upon the Termination Date, with the purchase price therefor to be payable in full in cash on December 31, 2012 subject to your timely execution and delivery of any necessary release documents and (ii) you shall be permitted to retain the remaining 200,000 shares of your Stock, subject to the applicable continuing terms and conditions of the Plan, the Management Stockholder’s Agreement, the Option Award Agreement, the Sale Participation Agreement or other related agreements referenced in any of the foregoing; provided, however, that you hereby agree you shall not exercise your rights set forth in Section 4(b) of the Management Stockholder’s Agreement. Further, notwithstanding anything in the Plan, the Management Stockholder’s Agreement, the Option Award Agreement or other related agreements to the contrary, on the Termination Date (i) the portion of your Company Options outstanding as of the Termination Date that, but for your separation from service, would otherwise have become vested on each of December 21, 2012 and December 21, 2013 under the terms of the Option Award Agreement (i.e., 50% of your total Company Options) will immediately vest, will be exercisable and will not expire, become unexercisable or otherwise terminate until the tenth anniversary of their applicable Grant Date (as defined in the Option Award Agreement), subject in all events to any application of Section 8 of the Plan, and (ii) all of your other outstanding Company Options will expire as of the Termination Date. The Company confirms that it has taken all necessary actions, including any necessary approval by the Board of Directors of the Company, to make all applicable changes to each of your Management Stockholder’s Agreement and Option Award Agreement, that are contemplated under this letter agreement, and each such agreement is hereby deemed amended to reflect the foregoing. Unless otherwise set forth in this letter agreement, capitalized terms used in this paragraph shall have the meaning set forth in the Management Stockholder’s Agreement.

In consideration of all of your promises and covenants contained in this letter agreement, subject to your acceptance of the terms of this letter through your signing where indicated below and your timely execution, without revocation, of the Release, the Company, on behalf of its parents, subsidiaries, affiliates, divisions, partners, members, joint ventures, predecessor and successor corporations and business entities, past, present, and future and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, representatives, attorneys, and employee benefit plans and administrators (and the trustees or other individuals affiliated with such plans) past, present, and future, does hereby release and forever discharge you of and from any and all claims, demands, rights, liabilities, and causes of action of whatsoever kind or nature, known or unknown, foreseen or unforeseen, to the date upon which the Company executes this letter, including (but not limited to) any claims arising out of or by virtue of or in connection with your employment at the Company or its predecessors or your resignation therefrom, including, but not limited to, any claims for breach of contract, fraud, unjust enrichment, or any other federal, state, or local constitutional, statutory, or common law claims, except to the extent necessary to enforce its (or its affiliates’, as applicable) rights under the COC Agreement with respect to the relevant provisions thereof and to the extent necessary to enforce its rights under the Plan, Management Stockholder’s Agreement, Option Award Agreement and/or Sale Participation Agreement. The Company agrees not to pursue or file any charges or claims or commence any actions of any kind with any local, state, or federal agency or state or federal court against you pertaining to events which occurred, in whole or in part, prior to its execution of this letter.

You agree that you will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding the Company or its affiliates or the Company’s or its affiliates’ products, services, business or management (including without limitation any of its stockholders, directors or officers). Likewise, the Company agrees that the Company, on behalf of its parents, subsidiaries, affiliates, divisions, partners, members, joint ventures, predecessor and successor corporations and business entities, past, present, and future, will not make any false, disparaging or defamatory statement(s) or communication(s) to any third party regarding you and will inform its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, representatives, attorneys, and employee benefit plans and administrators (and the trustees or other individuals affiliated with such plans) that, at any time during their employment or services with any such entity, they are not to disparage you in any business or social context. You and the Company recognize that neither this provision nor any other provision contained herein prohibits either party from providing truthful testimony as required by law, subpoena or other compulsory process.

You agree to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to your employment by the Company or any of its subsidiaries, as well as to cooperate with the Company and its current and/or future executives with respect to any transition or other similar activities, including without limitation providing any necessary introductions or specialized knowledge of any given project, customer or client of the Company and its subsidiaries, subject in all cases to the Company’s reasonable advance notice of such desired cooperation and your reasonable availability with respect to the same. If such cooperation as provided in this letter agreement is required for more than ninety (90) days after the Termination Date, the Company shall pay you a per diem rate equal to your daily rate of annual base salary as in effect immediately prior to the Termination Date, for each eight-hour period during which you may provide such cooperation. With respect to any such cooperation that you provide the Company under this letter agreement after the Termination Date, the Company will provide you the same, or substantially the same in all material respects, indemnities and similar protections as in effect and afforded to you immediately prior to the Termination Date.

This agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signatures on next page.]

If all of the foregoing, including as applicable those amendments to your COC Agreement, Management Stockholder’s Agreement and Option Award Agreement, accurately reflects our understanding, please so confirm by executing this letter in the space provided for that purpose below and returning a signed copy to me.

Sincerely,

SAMSON RESOURCES CORPORATION SAMSON INVESTMENT COMPANY

By:	/s/ Claire Farley
Name:	Claire Farley
Title:	Board Member and Acting Chief Executive Officer

Acknowledged and Agreed as of the date first written above.

/s/ David J. Adams
David J. Adams

4